Exhibit d.4

[Form of Notice to Stockholders]

TECHNOLOGY INVESTMENT CAPITAL CORP.

NOTICE TO STOCKHOLDERS

Up to 3,395,135 Shares of Common Stock Offered Pursuant to
Transferable Rights Initially Distributed to Stockholders
of Technology Investment Capital Corp.

Enclosed for your consideration is a prospectus, dated December •, 2004 (the "Prospectus"), relating to the rights offering (the "Rights Offering") by Technology Investment Capital Corp. (the "Company") pursuant to which transferable subscription rights (the "Rights") to subscribe for shares of its common stock, par value $0.01 per share (the "Common Stock"), are being distributed to all holders of record of Common Stock ("Record Date Stockholders") as of 5:00 p.m., New York City time, on December 29, 2004 (the "Record Date"). The Rights and Common Stock are described in the Prospectus. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Prospectus.

Pursuant to the Rights Offering, the Company is issuing rights to subscribe for up to 3,395,135 shares of its Common Stock, on the terms and subject to the conditions described in the Prospectus. The Rights are transferable and will be listed for trading on the Nasdaq National Market under the symbol "TICCR" during the course of the Rights Offering.

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on January 25, 2005, unless extended in the sole discretion of the Company (as it may be extended, the "Expiration Date"). No fractional shares of Common Stock will be issued pursuant to the exercise of the Rights.

As described in the accompanying Prospectus, Record Date Stockholders will receive one (1) Right for every one (1) share of Common Stock held by such Record Date Stockholder as of the Record Date. For every three (3) Rights held by a record holder or Rights (a "Rights Holder"), such Rights Holder will be able to subscribe (the "Primary Subscription") for one (1) share of Common Stock. The subscription price per share (the "Subscription Price") will be 97.5% of the volume-weighted average of the sale prices of the Company's Common Stock on the Nasdaq National Market on the Expiration Date. Because it is not possible to determine the Subscription Price until the Expiration Date, a Rights Holder will not know the Subscription Price at the time such Rights Holder exercises its Rights. As a result, the Company is requiring that a Rights Holder deliver the estimated Subscription Price of $14.63 per share in connection with the exercise of any Rights pursuant to the Primary Subscription.

In addition, a Record Date Stockholder that exercises in full such Record Date Stockholder's Rights pursuant to the Primary Subscription will be eligible to subscribe (the "Over-Subscription Privilege"), at the estimated Subscription Price, for shares of Common Stock that were offered but not otherwise subscribed for pursuant to the Primary Subscription (the "Remaining Shares"), subject to availability and proration. For the reasons noted above, the Company is requiring that Record Date Stockholders deliver the estimated Subscription Price in connection with the exercise of any Over-Subscription Privilege.

The Rights will be evidenced by subscription certificates (the "Subscription Certificates").

Enclosed are copies of the following documents:

1.

Prospectus dated December •, 2004;

2.

Subscription Certificate; and

3.

A return envelope, addressed to EquiServe Trust Company, N.A., the Subscription Agent.

Your prompt attention is requested. To exercise Rights, you should complete and sign the Subscription Certificate and forward it, with payment of the estimated Subscription Price in full for each share of Common Stock subscribed for pursuant to the Primary Subscription and the Over-Subscription Privilege to the Subscription Agent, as indicated on the Subscription Certificate. The Subscription Agent must receive the properly completed and duly executed Subscription Certificate at or prior to 5:00 p.m., New York City time, on the Expiration Date.

Once you have exercised your Rights, such exercise may not be revoked. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO EQUISERVE TRUST COMPANY, N.A., THE SUBSCRIPTION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (888) 248-2261.